Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports

2014 First Quarter Operating Results

SAINT PAUL, MN (March 4, 2014) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the first quarter ended January 31, 2014.

First Quarter Overview:

•	First quarter revenue of $6.3 million, a decrease from the fiscal 2013 first quarter due to a delay in closing two, large domestic deals;
•	Net loss for the first quarter of $243,000, or ($0.06) per diluted share, an improvement from a net loss of $383,000, or ($0.10) per diluted share in the 2013 first quarter;
•	First quarter service revenue increased 12% on a year-over-year basis;
•	First quarter gross margin improved 200 basis points to 56.5%, compared to 54.5% in the 2013 first quarter;
•	The first quarter Attachment Rate of point-of-sale extended service contracts improved to 31%, compared to 17% in the 2013 first quarter;
•	First quarter 2014 recurring revenue (service and supplies revenues) totaled $2.8 million, or 45% of total first quarter revenue;
•	First quarter competitive account conversions totaled 14, or approximately $659,000 of revenue;
•	First quarter Group Purchasing Organization (“GPO”) sales increased 15% to $3.7 million;
•	Strong balance sheet with $11.1 million in cash and cash equivalents, $15.1 million of working capital and no long-term debt; and
•	At October 31, 2013, the Company had federal net operating loss carry forwards of approximately $12.8 million that may be used to offset a portion of the Company’s future tax liability.

Gregg O. Lehman, Ph. D., MGC Diagnostics president and chief executive officer, said, “The first quarter of a new fiscal year has traditionally been our lowest revenue quarter. We expected to close two large domestic deals during the quarter, but they were delayed to a later point in fiscal 2014. Without these deals, our domestic revenue decreased only 4%, compared to the 2013 first quarter, which contained our largest competitive conversion of fiscal 2013. International revenue declined 29%, from the 2013 first quarter, when international markets contributed 25% of our revenue, compared to the norm of 20%. During the quarter, we did not lose deals to our competitors and we did not see a slowdown in funding for capital equipment purchases. As we view our sales opportunities for the remainder of fiscal 2014, we are confident we can capture this quarter’s delayed revenue and achieve year-over-year revenue growth.”

Dr. Lehman continued, “For the quarter, we saw service revenues increase 12%, resulting from a 20% increase in contract maintenance revenues. This increase is due to our focus on selling extended service contracts at the point of new equipment sales, which we define as our Attachment Rate. The Attachment Rate for the quarter increased to 31%, compared to 17% in the 2013 first quarter.  For the quarter, gross margin increased 200 basis points to 56.5%, which was driven by a 240 basis point increase in gross margin for equipment, supplies and accessories revenue. This resulted from higher average selling prices for domestic equipment and accessories sales. We expect these positive trends to continue through the rest of the year.”

“Between now and the end of fiscal 2014, we intend to expand our product portfolio by releasing new products from our pipeline of projects currently under development,” continued Dr. Lehman. “These include internal developments to enhance our existing software and hardware offerings, licensed technology that complements our pulmonary diagnostic capabilities and products that will enable us to enter adjacent respiratory markets. We believe these projects will contribute to our financial results for the year, and we look forward to announcing them as they launch during the next three quarters.”

First quarter fiscal 2014 total revenues decreased 10% to $6.3 million, compared to $7.0 million in the fiscal 2013 first quarter. Domestic 2014 first quarter sales decreased 4% to $5.1 million, compared to $5.3 million in the 2013 first quarter, while international sales decreased 29% to $1.2 million from $1.7 million for last year’s first quarter. First quarter Group Purchasing Organization (“GPO”) sales increased 15% to $3.7 million, compared to $3.2 million in the prior year’s first quarter.

First quarter equipment, supplies and accessories sales totaled $5.0 million, a decrease of 15%, compared to $5.8 million for last year’s first quarter. Service revenues for the first quarter totaled $1.3 million, an increase of 12% compared to $1.2 million for last year’s first quarter. The Attachment Rate increased to 31% for the fiscal 2014 first quarter, compared to 17% for the same period last year.

Gross margin for the quarter was 56.5%, compared to 54.5% for the 2013 first quarter, primarily due to improved average selling prices for equipment and accessories sales. Gross margin for equipment, supplies and accessories increased to 53.6% for the quarter, compared to 51.2% for the prior year’s quarter. Gross margin for services decreased to 67.3% for the quarter, compared to 70.8% for the prior year’s quarter, due primarily to higher expenses to provide service to customers having an extended service agreement.

First quarter 2014 general and administrative expenses totaled $1.1 million, or 18% of revenue, compared to $1.4, or 20% of revenue in the comparable quarter last year. Sales and marketing expenses were $2.0 million, or 32% of revenue, compared to $2.1 million, or 30% of revenue, in the 2013 first quarter. Research and development expenses were $624,000, or 10% of revenue, compared to $647,000, or 9% of revenue in last year’s first quarter.

First quarter operating loss was $226,000, compared to an operating loss of $376,000 in the 2013 first quarter. For the 2014 first quarter, the Company reported a net loss of $243,000, or a loss of $0.06 per diluted share, versus a net loss of $383,000, or a loss of $0.10 per diluted share, in the 2013 first quarter.

Dr. Lehman concluded, “We maintain a strong balance sheet with more than $11 million in cash and no long-term debt. This liquidity gives us the ability to be opportunistic in our pursuit of strategic partnerships, exclusive licensing arrangements and merger and acquisition opportunities, all of which can strengthen our competitive and financial position. The Board of Directors and Executive Team are steadfastly committed to enhancing the Company’s value and rewarding our loyal shareholders. In the coming quarters, we look forward to executing our plan to continue our business growth and profitability.”

Net Operating Loss Carry Forward

At October 31, 2013, the Company had federal net operating loss carry forwards of approximately $12.8 million, not subject to IRC annual limitations on use. These loss carry forwards will expire in years 2018 through 2032.

Conference Call

The Company has scheduled a conference call for Tuesday, March 4, 2014 at 4:30 p.m. ET to discuss its financial results for the first quarter of fiscal year 2014.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company's website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code10041789, through March 10, 2014. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

Annual Meeting of Shareholders

The Company’s 2014 Annual Meeting of Shareholders will be held at its offices located at 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, on Thursday, March 20, 2014, beginning at 3:30 P.M. CDT. The Company’s Board of Directors has fixed the close of business on January 23, 2014 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its subsidiary Medical Graphics Corporation, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward−looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,“ in the Company’s Form 10-K for the year ended October 31, 2013, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
	MGC Diagnostics Corporation	Lytham Partners, LLC
	Chief Financial Officer	(602) 889-9700
	(651) 484-4874	mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

January 31, 2014 and October 31, 2013

(In thousands, except share and per share data)

	January 31,	October 31,
	2014	2013
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$11,104	$10,574
Accounts receivable, net of allowance for doubtful accounts of $151 and $147, respectively	5,554	8,048
Inventories, net of obsolescence reserve of $305 and $306, respectively	4,019	3,499
Prepaid expenses and other current assets	1,020	1,102
Total current assets	21,697	23,223
Property and equipment, net of accumulated depreciation of $4,167 and $4,094, respectively	898	779
Intangible assets, net	2,326	2,189
Total Assets	$24,921	$26,191
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$1,665	$1,871
Employee compensation	1,189	1,945
Deferred revenue	3,092	3,091
Other current liabilities and accrued expenses	614	905
Total current liabilities	6,560	7,812
Long-term liabilities:
Long-term deferred revenue and other	2,630	2,535
Total Liabilities	9,190	10,347
Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,210,863 and 4,193,990 shares issued and 4,145,436 and 4,127,896 shares outstanding in 2014 and 2013, respectively	415	413
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	22,729	22,606
Accumulated deficit	(7,413)	(7,175)
Total Shareholders' Equity	15,731	15,844
Total Liabilities and Shareholders' Equity	$24,921	$26,191

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY

Consolidated Statements of Income (Loss)

(Unaudited in thousands, except per share data)

	Three Months ended
	January 31,
	2014	2013
Revenues
Equipment, supplies and accessories revenues	$4,959	$5,806
Service revenues	1,345	1,202
	6,304	7,008
Cost of revenues
Cost of equipment, supplies and accessories revenues	2,300	2,835
Cost of service revenues	440	351
	2,740	3,186
Gross margin	3,564	3,822
Operating expenses:
Selling and marketing	2,016	2,126
General and administrative	1,143	1,418
Research and development	624	647
Amortization of intangibles	7	7
	3,790	4,198
Loss before taxes	(226)	(376)
Provision for taxes	17	7
Net loss	$(243)	$(383)

Loss per share:
Basic	$(0.06)	$(0.10)
Diluted	$(0.06)	$(0.10)
Weighted average common shares outstanding:
Basic	4,135	3,891
Diluted	4,135	3,891

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Three Months ended January 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(243)	$(383)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	75	55
Amortization	35	21
Stock-based compensation	127	101
Increase in allowance for doubtful accounts	4	7
Decrease in inventory obsolescence reserve	(1)	21
Loss on disposal of equipment	—	(3)
Changes in operating assets and liabilities:
Accounts receivable	2,490	(176)
Inventories	(516)	(207)
Prepaid expenses and other current assets	82	120
Accounts payable	(206)	(88)
Employee compensation	(756)	(256)
Deferred revenue	75	314
Other current liabilities and accrued expenses	(286)	(10)
Net cash provided by (used in) operating activities	880	(484)

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(369)	(317)
Net cash used in investing activities	(369)	(317)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	67	68
Repurchase of common stock upon vesting of restricted stock awards	(48)	(10)
Net cash provided by financing activities	19	58

Net increase (decrease) in cash and cash equivalents	530	(743)
Cash and cash equivalents at beginning of period	10,574	9,665
Cash and cash equivalents at end of period	$11,104	$8,922

Cash paid for taxes	$53	$16
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$—	$210

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